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                           RECAPITALIZATION AGREEMENT

                                      among

                     THOR ACQUISITIONS L.L.C., as Investor,

                             CDW HOLDING CORPORATION

                                       and

                           CERTAIN SECURITYHOLDERS OF
            CDW HOLDING CORPORATION, as Participating Securityholders

                           Dated as of March 27, 1998

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                           RECAPITALIZATION; CLOSING.........................2
            1.1   Sale and Purchase of Shares................................2
            1.2   Surrendered Options........................................3
            1.3   Rolled-Over Options........................................4
            1.4   Offer Notice...............................................4
            1.5   Purchase and Sale of Newly Issued Shares...................6
            1.6   Closing....................................................6

                                   ARTICLE II

                                  DEFINITIONS................................8
            2.1   Specific Definitions.......................................8

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES AS TO
                       THE PARTICIPATING SECURITYHOLDERS................... 16
            3.1   Authorization, etc....................................... 16
            3.2   Conflicts; Consents...................................... 16
            3.3   Title to Repurchased Shares, Investor Purchased
                  Shares and Surrendered Options........................... 17
            3.4   Litigation............................................... 18
            3.5   Brokers and Finders...................................... 18
            3.6   Unregistered Shares...................................... 18

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES..................... 19
            4.1   Corporate Status, etc.................................... 19
            4.2   Capitalization........................................... 19
            4.3   Conflicts; Consents...................................... 21
            4.4   Financial Statements..................................... 22
            4.5   Events Subsequent to Latest Financial Statements......... 22
            4.6   Tax Matters.............................................. 23
            4.7   Litigation............................................... 25
            4.8   Compliance with Laws..................................... 25
            4.9   Employee Benefits........................................ 26
            4.10  Permits.................................................. 27
            4.11  Owned Real Property...................................... 28
            4.12  Leases................................................... 29
            4.13  Personal Property; Condition of Assets................... 29
            4.14  Intellectual Property.................................... 30
            4.15  Contracts................................................ 31
            4.16  Insurance................................................ 32
            4.17  Environmental Matters.................................... 33
            4.18  Labor Matters............................................ 34
            4.19  Information in Form S-1.................................. 34
            4.20  Brokers and Finders...................................... 34
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                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE INVESTOR............. 34
            5.1   Investor's Corporate Status.............................. 34
            5.2   Authorization, etc....................................... 34
            5.3   Conflicts, Consents...................................... 35
            5.4   Litigation............................................... 35
            5.5   Purchase for Investment.................................. 35
            5.6   Financing................................................ 36
            5.7   Brokers and Finders...................................... 36
            5.8   Investment Canada Act.................................... 36

                                   ARTICLE VI

                                   COVENANTS............................... 36
            6.1   Conduct of the Company and its Subsidiaries.............. 36
            6.2   Efforts to Consummate Transaction........................ 38
            6.3   Access and Information................................... 38
            6.4   Non-Solicitation......................................... 39
            6.5   Publicity................................................ 39
            6.6   Employee Matters......................................... 40
            6.7   Transfer Taxes........................................... 40
            6.8   Employment Agreements and Other Benefits................. 40
            6.9   Financing................................................ 41
            6.10  Restrictions on Participating Securityholders............ 41
            6.11  Waiver of Participation Rights........................... 41
            6.12  Actions with respect to Equity Agreements................ 42
            6.13  Actions with respect to Management Loans................. 42
            6.14  Financing Commitments.................................... 43

                                   ARTICLE VII

                             CONDITIONS TO CLOSING......................... 43
            7.1   Conditions to the Obligation of the Investor............. 43
            7.2   Conditions to the Obligation of the Participating
                  Securityholders and the Company.......................... 45
            7.3   Conditions to the Obligations of All Parties............. 46

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............... 46
            8.1   Survival of Representations and Warranties............... 46

                                   ARTICLE IX

                                  TERMINATION.............................. 47
            9.1   Termination.............................................. 47
            9.2   Effect of Termination.................................... 48
            10.1  Expenses................................................. 48
            10.2  Amendments to Schedules.................................. 48
            10.3  Notices.................................................. 49


                                       ii
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                                                                            Page
                                                                            ----

            10.4  Governing Law............................................ 50
            10.5  Assignment; Successors; Binding Effect................... 50
            10.6  Amendment; Waivers, etc.................................. 51
            10.7  Entire Agreement......................................... 51
            10.8  Severability............................................. 51
            10.9  Headings................................................. 52
            10.10 Counterparts............................................. 52


                                       iii
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                                                                            Page
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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A         Form of Securityholder Acceptance (Non-Management)
Exhibit B         Form of Securityholder Acceptance (Management)
Exhibit C         Form of Custody Agreement (Non-Management)
Exhibit D         Form of Custody Agreement (Management)
Exhibit E         Form of Amended and Restated Registration and
                  Participation Agreement

SCHEDULES

Schedule 1.1 Securityholders, Shares, Repurchased Shares and Investor Purchased Shares
Schedule 1.2            Option Holders, Options and Exercise Price
Schedule 3.2(a)         Conflicts
Schedule 3.2(b)         Consents
Schedule 4.1            Subsidiaries of the Company
Schedule 4.2(b)         Authorized Capital Stock of the Subsidiaries;
                        Equity Interests
Schedule 4.2(d)         Agreements with Respect to Common Stock
Schedule 4.3(a)         Conflicts
Schedule 4.3(b)         Consents
Schedule 4.5            Events Subsequent to Latest Financial Statements
Schedule 4.6(a)         Filing of Returns and Payment of Interest
Schedule 4.6(b)         Extensions, etc.
Schedule 4.6(c)         Tax Filing Groups; Income Tax Jurisdictions
Schedule 4.6(d)         Assessments, Deficiencies, etc.
Schedule 4.6(f)         Tax Sharing Agreements
Schedule 4.7            Litigation
Schedule 4.8            Compliance with Laws
Schedule 4.9(a)         Employee Benefits
Schedule 4.9(b)         Litigation Relating to the Benefit Plans
Schedule 4.9(g)         Effect of Consummation on Employee Benefits
Schedule 4.11(a)        Owned Real Property
Schedule 4.11(b)        Liens
Schedule 4.11(c)        Options/Rights of First Refusal
Schedule 4.11(f)        Violations of Real Property Laws
Schedule 4.12           Leases
Schedule 4.13           Personal Property
Schedule 4.14(a)        Intellectual Property
Schedule 4.14(b)        Licenses
Schedule 4.15           Contracts
Schedule 4.16           Insurance
Schedule 4.17           Environmental Matters
Schedule 4.18           Labor Matters


                                       iv
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Schedule 6.1            Conduct of the Company and its Subsidiaries


                                        v
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                           RECAPITALIZATION AGREEMENT

            RECAPITALIZATION AGREEMENT, dated as of March 27, 1998, among Thor Acquisitions L.L.C., a Delaware limited liability company (the "Investor"), CDW Holding Corporation, a Delaware corporation (the "Company"), and each party (each, a "Participating Securityholder") that either (a) is listed on the signature pages hereof under the heading "Participating Securityholders" or (b) becomes party to this Agreement as a Participating Securityholder after the date hereof pursuant to Section 1.4.

                              W I T N E S S E T H :

            WHEREAS, the parties listed in Schedule 1.1 (each, a "Securityholder") own all of the issued and outstanding capital stock of the Company, consisting of 1,026,510 shares (each a "Share") of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of which (a) 958,282 Shares are owned by the parties listed in Part A of Schedule 1.1 (each, a "Non-Management Securityholder") and (b) 68,228 Shares are owned by the parties listed in Part B of Schedule 1.1, as such Schedule may be amended prior to the Closing in accordance with Section 1.4 (each, a "Management Securityholder");

            WHEREAS, the parties listed in Schedule 1.2 (each, an "Option Holder") hold all of the issued and outstanding options to acquire additional shares of capital stock of the Company, consisting of 230,844 options, each to acquire one share of Class A Common Stock (each, an "Option"), of which (a) 110,284 Options are held by the parties listed in Part A of Schedule 1.2 (each, a "Non-Management Option Holder"), (b) 95,460 Options are held by the parties listed in Part B of Schedule 1.2, as such Schedule may be amended prior to the Closing in accordance with Section 1.4 (each, a "Management Option Holder") and
(c) 25,100 Options (each, a "Branch Option") are held by the parties listed in Part C of Schedule 1.2;

            WHEREAS, the Company desires, on the terms and conditions and for the consideration set forth in this Agreement, to (a) repurchase the aggregate number of Shares set forth in the column entitled "Number of Repurchased Shares" in Part A of Schedule 1.1 (the "Repurchased Shares"), (b) cancel in exchange for the payment provided herein (i) the aggregate number of Options set forth in the column entitled "Number of Surrendered Options" in Part A of Schedule 1.2, and
(ii) the aggregate number of Options set forth in the column entitled "Number of Surrendered Options" in Part B of Schedule 1.2, as such Part B of Schedule 1.2 may be amended prior to the Closing in accordance with Section 1.4 (such Options so cancelled as contemplated by the preceding clauses (i) and (ii), the "Surrendered Options"), and (c) to maintain outstanding after the Closing all of the Branch Options (without acceleration of the vesting schedule for
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                                                                               2


such Options);

            WHEREAS, the Investor desires, on the terms and conditions and for the consideration set forth in this Agreement, to (a) purchase from the Company, and the Company desires to issue and sell to the Investor, the number of newly issued shares of Class A Common Stock equal to the Number of Newly Issued Shares (the "Newly Issued Shares"), and (b) purchase from the Management Securityholders the aggregate number of Shares set forth in the column entitled "Number of Investor Purchased Shares" in Part B of Schedule 1.1, as such Schedule may be amended prior to the Closing in accordance with Section 1.4 (the "Investor Purchased Shares"); and

            WHEREAS, each Management Securityholder that is a Participating Securityholder (a "Management Participating Securityholder") desires to hold, and not sell to (or have cashed-out by) the Company, each Share owned by such Securityholder that is not an Investor Purchased Share and each Option owned by such Securityholder that is not a Surrendered Option, and, to the extent provided herein, such Securityholder desires to maintain his or her remaining equity interests in the Company after giving effect to all of the transactions contemplated by this Agreement;

            NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

                                    ARTICLE I

                            RECAPITALIZATION; CLOSING

            1.1 Sale and Purchase of Shares. (a) Repurchased Shares. Subject to the terms and conditions hereof, at the Closing, each Non-Management Securityholder that is a Participating Securityholder (a "Non-Management Participating Securityholder") will sell to the Company, and the Company will purchase from such Securityholder, the number of Repurchased Shares set forth opposite such Securityholder's name in the column entitled "Number of Repurchased Shares" in Part A of Schedule 1.1, which Shares shall constitute such Securityholder's Repurchased Shares, for a purchase price (such Securityholder's "Purchase Price for Repurchased Shares") equal to the product of (i) $621.08 (the "Per Share Purchase Price") and (ii) the number of such Repurchased Shares. Unless the Company and the Investor otherwise agree, the aggregate Purchase Price for Repurchased Shares payable for all Repurchased Shares (the "Aggregate Purchase Price for Repurchased Shares") shall in no event exceed $595,169,785.

            (b) Investor Purchased Shares. Subject to the terms and conditions hereof, at the Closing, each Management
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                                                                               3


Participating Securityholder will sell to the Investor, and the Investor will purchase from such Securityholder, the number of Investor Purchased Shares set forth opposite such Securityholder's name in the column entitled "Number of Investor Purchased Shares" in Part B of Schedule 1.1, which Shares shall constitute such Securityholder's Investor Purchased Shares, for a purchase price (such Securityholder's "Purchase Price for Investor Purchased Shares") equal to the product of (i) the Per Share Purchase Price and (ii) the number of such Investor Purchased Shares. Unless the Company and the Investor otherwise agree, the aggregate Purchase Price for Investor Purchased Shares payable for all Investor Purchased Shares (the "Aggregate Purchase Price for Investor Purchased Shares") shall in no event exceed $10,680,713.

            1.2 Surrendered Options. (a) Non-Management Options. Subject to the terms and conditions hereof, at the Closing, the Company will pay for the account of each Non-Management Option Holder, in exchange for the cancellation of the number of Options set forth opposite such Option Holder's name in the column entitled "Number of Surrendered Options" in Part A of Schedule 1.2, which Options shall constitute such Option Holder's Surrendered Options, an amount (such Option Holder's "Option Cancellation Amount") equal to the product of (i) the number of such Surrendered Options and (ii) the amount by which the Per Share Purchase Price exceeds the per share exercise price of such Options set forth opposite such Option Holder's name in the column entitled "Exercise Price" in Part A of Schedule 1.2. Unless the Company and the Investor otherwise agree, the aggregate Option Cancellation Amount payable in respect of all Non-Management Options shall in no event exceed $57,466,787.

            (b) Management Options. Subject to the terms and conditions hereof, at the Closing, the Company will pay for the account of each Management Option Holder, in exchange for the cancellation of the number of Options set forth opposite such Option Holder's name in the column entitled "Number of Surrendered Options" in Part B of Schedule 1.2, which Options shall constitute such Option Holder's Surrendered Options, an Option Cancellation Amount equal to the product of (i) the number of such Surrendered Options and (ii) the amount by which the Per Share Purchase Price exceeds the per share exercise price of such Options set forth opposite such Option Holder's name in the column entitled "Exercise Price" in Part B of Schedule 1.2. Unless the Company and the Investor otherwise agree, the aggregate Option Cancellation Amount payable in respect of all Management Options shall in no event exceed $7,082,811.

            (c) Release. The surrender by an Option Holder of an Option for cancellation in exchange for the payment provided in this Section 1.2 shall constitute a release of any and all rights such Option Holder has or may have had in such Option.
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                                                                               4


            1.3 Rolled-Over Options. Each Option held by a Management Option Holder that is not a Surrendered Option and each Branch Option (each, a " Rolled Over Option") shall (a) continue to be held, and not surrendered for payment at the Closing, by the Option Holder holding such Option and (b) continue to be an option to acquire shares of Class A Common Stock on the terms and conditions provided in the Option Plans and the Management Stock Option Agreements, provided that, in the case of each Management Option that is a Rolled Over Option, subject to Section 6.8, all conditions to vesting of any such Options that are then unvested shall be terminated.

            1.4 Offer Notice. (a) Delivery of Offer Notice. Promptly following the execution and delivery of this Agreement by the Company, the Investor and Fund IV, the Company and the Investor shall prepare and deliver a joint offer notice (an "Offer Notice") to each Securityholder that is not an original signatory to this Agreement, pursuant to which (i) if such Securityholder is a Non-Management Securityholder, the Company will offer (A) to purchase from such Securityholder his, her or its Repurchased Shares and (B) to cash out such Securityholder's Surrendered Options, in each case, on the terms and conditions provided in Sections 1.1(a) and 1.2(a), and (ii) if such Securityholder is a Management Securityholder, (A) the Investor will offer to purchase from such Securityholder his or her Investor Purchased Shares on the terms and conditions provided in Section 1.1(b) and (B) the Company will offer to cash out his or her Surrendered Options on the terms and conditions provided in Section 1.2(b). The Offer Notice shall contain such information (financial and otherwise) as the Company and the Investor shall determine to be appropriate so that the Offer Notice, as of its date, shall not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Acceptance of Offer Notice. Each Securityholder receiving an Offer Notice may accept such Offer Notice and thereby become a Participating Securityholder by delivering to the Company, the Investor and the Custodian, not later than the last day of the Participation Election Period a written notice substantially in the form of, if such Securityholder is a Non-Management Securityholder, Exhibit A hereto or, if such Securityholder is a Management Securityholder, Exhibit B hereto (each a "Securityholder Acceptance"), duly executed by such Securityholder. Each Management Securityholder delivering a Securityholder Acceptance shall specify in such Securityholder Acceptance (i)
the number of Shares owned by such Securityholder that are to constitute
Investor Purchased Shares, which shall not be greater than the number of Shares originally specified in Part B of Schedule 1.1 on the date hereof as such Securityholder's Investor Purchased Shares, and (ii) the number of Options owned by such Securityholder that are to constitute Surrendered Options, which shall not be greater than the number of Options
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                                                                               5


originally specified in Part B of Schedule 1.2 on the date hereof as such Securityholder's Surrendered Options. Upon timely delivery by a Securityholder of a duly executed Securityholder Acceptance, such Securityholder shall become a Participating Securityholder for all purposes, and bound by all provisions, of this Agreement. Upon timely delivery by a Securityholder (other than CBS) of a duly executed Securityholder Acceptance, such Securityholder shall be deemed to have executed and delivered, and to be bound by all provisions of, a Power of Attorney and Custody Agreement, in the form of, if such Securityholder is a Non-Management Securityholder, Exhibit C hereto, or if such Securityholder is a Management Securityholder, Exhibit D hereto (each a "Custody Agreement"), including, but not limited to, the appointment, on the terms and condition of such Custody Agreement, of (A) Clayton, Dubilier & Rice, Inc. ("CD&R") and each of the other persons named therein as such Securityholder's attorney-in-fact and
(B) CD&R as custodian (the "Custodian") of such Securityholder's Repurchased Shares or Investor Purchased Shares, as the case may be.

            (c) Additional Shares and Options. Prior to the expiration of the Participation Election Period, the Company may, in compliance with applicable securities laws, issue to a limited number of members of WESCO's management (each, a "New Securityholder") up to an additional 600 shares of Class A Common Stock (each, a "New Share") in the aggregate and grant to such New Securityholders up to an additional 780 options, each to acquire one share of Class A Common Stock (each, a "New Option"), in the aggregate, provided that (i) each such New Securityholder shall enter into a stock subscription agreement and stock option agreement substantially in the form of the Management Stock Subscription Agreements and Management Stock Option Agreements, (ii) such shares shall be issued and sold to such New Securityholders for a per share purchase price equal to the Per Share Purchase Price and such options shall have a per share exercise price equal to the Per Share Purchase Price and (iii) each such New Securityholder shall, at the time of the issuance of such shares and the grant of such options, execute and deliver to the Company, Investor and the Custodian a Securityholder Acceptance substantially in the form Exhibit B hereto. Upon timely delivery by a New Securityholder of a Securityholder Acceptance, for all purposes of this Agreement, such New Securityholder shall become a Securityholder and a Participating Securityholder and such New Securityholder's New Shares and New Options shall become Shares and Options.

            (d) Amendment of Schedules 1.1 and 1.2. Upon timely delivery by a Management Securityholder of a duly executed Securityholder Acceptance, if such Securityholder Acceptance has specified a number of Investor Purchased Shares or Surrendered Options that is less than the number set forth in Part B of Schedule
1.1 or Part B of Schedule 1.2, as the case may be, on the date hereof, (i) Part
B of Schedule 1.1 shall be amended to insert opposite such Securityholder's name in the column entitled
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                                                                               6


"Number of Investor Purchased Shares" in such Part B of Schedule 1.1 the number of such Securityholder's Investor Purchased Shares specified in such Securityholder Acceptance, and (ii) Part B of Schedule 1.2 shall be deemed to be amended to insert opposite such Securityholder's name in the column entitled "Number of Surrendered Options" in such Part B of Schedule 1.2 the number of such Securityholder's Surrendered Options specified in such Securityholder Acceptance. Upon timely delivery by a New Securityholder of a duly executed Securityholder Acceptance pursuant to Section 1.4(c), (A) Part B of Schedule 1.1 shall be deemed to be amended to (1) insert such New Securityholder's name in the appropriate position in the column entitled "Securityholder", (2) insert opposite such New Securityholder's name in the column entitled "Number of Shares" the number of such New Securityholder's New Shares and (3) insert opposite such Securityholder's name in the column entitled "Number of Investor Purchased Shares" the number of such New Shares that are to constitute Investor Purchased Shares pursuant to such New Securityholder's Securityholder Acceptance, which shall not be greater than 25% of such New Shares, and (B) Part B of Schedule 1.2 shall be deemed to be amended to (1) insert such New Securityholder's name in the appropriate position in the column entitled "Management Option Holder", (2) insert opposite such New Securityholder's name in the column entitled "Number of Options" the number of such New Securityholder's New Options, (3) insert opposite such Securityholder's name in the column entitled "Exercise Price" the per share exercise price of such New Options and (4) insert opposite such New Securityholder's name in the column entitled "Number of Surrendered Options" the number of such New Options that are to constitute Surrendered Options pursuant to such New Securityholder's Securityholder Acceptance, which shall not be greater than 15% of such New Options. Promptly following the expiration of the Participation Election Period, Part B of Schedule 1.1 and Part B of Schedule 1.2 shall be revised to reflect any amendments thereto deemed to have been made pursuant to this Section 1.4(d), provided that all such amendments deemed to have been made pursuant to this
Section 1.4(d) shall be effective whether or not such revisions are actually made. Except as provided in this Section 1.4(d), Schedules 1.1 and 1.2 may not be amended without the prior written consent of the Investor, the Company and the Participating Securityholder affected by such amendment.

            1.5 Purchase and Sale of Newly Issued Shares. Subject to the terms and conditions hereof, at the Closing, the Company will sell to the Investor, and the Investor will purchase from the Company, the Newly Issued Shares for a purchase price equal to the product of (a) the Per Share Purchase Price and (b) the Number of the Newly Issued Shares. Unless the Company and the Investor otherwise agree, the aggregate purchase price to be paid by the Investor for the Newly Issued Shares (the "Purchase Price for Newly Issued Shares") shall in no event exceed $310,000,000.

            1.6 Closing. Unless this Agreement shall have been
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                                                                               7


terminated pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the sale and purchase of the Repurchased Shares, Investor Purchased Shares, Surrendered Options and Newly Issued Shares (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m. on the date that is 74 days after the date of this Agreement, or such later date as may be agreed pursuant to Section 9.1(b), but in no event earlier than the second Business Day following the date on which the last of the conditions to be fulfilled or waived set forth in Article VII shall be fulfilled or waived in accordance with this Agreement, or such other time as the parties hereto may agree in writing (the "Closing Date"). At the Closing:

            (a) each Non-Management Participating Securityholder will deliver to the Company, free and clear of all Liens, certificates representing all of the Repurchased Shares set forth opposite such Securityholder's name in Part A of Schedule 1.1, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

            (b) each Management Participating Securityholder will deliver to the Investor, free and clear of all Liens, certificates representing all of the Investor Purchased Shares set forth opposite such Securityholder's name in Part B of Schedule 1.1, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

            (c) the Investor will pay:

                  (i) to the Company the Purchase Price for Newly Issued Shares
            by wire transfer of immediately available funds to such account as shall be designated in writing by the Company to the Investor at least two Business Days prior to the Closing Date; and

                  (ii) to the Custodian the Aggregate Purchase Price for
            Investor Purchased Shares by wire transfer of immediately available funds to such account as shall be designated in writing by the Custodian to the Investor at least two Business Days prior to the Closing Date, and such payment to the Custodian shall constitute payment in full to each Management Participating Securityholder of such Securityholder's Purchase Price for Investor Purchased Shares;

            (d) the Company will:

                  (i) deliver to the Investor certificates
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                                                                               8


            representing all of the Newly Issued Shares, registered in the name of the Investor (or its nominee), all of which Newly Issued Shares will have been duly authorized and validly issued and, upon payment as provided in clause (c)(i) above, will be fully paid and nonassessable;

                  (ii) pay to the Custodian the Aggregate Purchase Price for
            Repurchased Shares (excluding CBS' Purchase Price for Repurchased Shares) by wire transfer of immediately available funds to such account as shall be designated in writing by the Custodian to the Company at least two Business Days prior to the Closing Date, and such payment to the Custodian shall constitute payment in full to each Non-Management Participating Securityholder (other than CBS) of such Securityholder's Purchase Price for Repurchased Shares;

                  (iii) pay to CBS CBS' Purchase Price for Repurchased Shares
            and CBS' Option Cancellation Amount by wire transfer of immediately available funds to such account as shall be designated in writing by CBS to the Company in writing at least two Business Days prior to the Closing Date; and

                  (iv) pay to each Non-Management Option Holder (other than CBS)
            and each Management Option Holder an amount equal to such Option Holder's Option Cancellation Amount.

            Upon consummation of the Closing, (1) all Options held by CBS shall be cancelled and terminated and (2) all other Options that are Surrendered Options shall, pursuant to the terms of the related Management Stock Option Agreement and Stock Option Plan, be cancelled and terminated. All payments made pursuant to this Section 1.6 shall be made net of applicable Employment and Withholding Taxes and any such withheld amounts shall be deemed to have been received by the person entitled to payment pursuant to this Section 1.6. Each Option Holder holding any Surrendered Options shall execute and deliver such agreements, receipts or acknowledgments as the Company may reasonably request to confirm cancellation of such Option Holder's Surrendered Options (including, but not limited to, an appropriate amendment to any applicable Management Stock Option Agreement).

                                   ARTICLE II

                                   DEFINITIONS

            2.1 Specific Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

            Acquisition Proposal: the meaning set forth in
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                                                                               9


Section 6.4.

            Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

            Agreement: this Recapitalization Agreement, including the Exhibits and Schedules hereto.

            Aggregate Purchase Price for Investor Purchased Shares: the meaning set forth in Section 1.1(b).

            Aggregate Purchase Price for Repurchased Shares: the meaning set forth in Section 1.1(a).

            Antitrust Division: the meaning set forth in Section 7.3(a).

            Branch Option: the meaning set forth in the recitals.

            Branch Option Plan: the CDW Holding Corporation Stock Option Plan for Branch Employees.

            Business Day: any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            CBS: CBS Corporation, formerly known as Westinghouse Electric Corporation.

            CBS Equity Agreement: the Stock Subscription, Stock Option and Stockholders Agreement, dated as of February 28, 1994, among the Company, Fund IV and CBS.

            Class A Common Stock: the meaning set forth in the recitals.

            Closing: the meaning set forth in Section 1.6.

            Closing Date: the meaning set forth in Section 1.6.

            Code: the Internal Revenue Code of 1986, as amended.

            Company: the meaning set forth in the preamble.

            Company Taxes: the meaning set forth in Section 4.6(a).

            Confidentiality Agreement: the meaning set forth in Section 6.3.

            Consent: any consent, approval, authorization, order, notice, filing, registration or qualification of or with or waiver from any Person.

            Contracts: the meaning set forth in Section 4.15(a).

            Custodian: the meaning set forth in Section 1.4(b).

            Custody Agreement: the meaning set forth in Section 1.4(b).

            Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each of the Company and each of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person, in each case, on or in respect of the business or assets thereof.

            Environmental Law: any foreign, federal, state, provincial or local law, statute, rule, regulation, order, judgment or decree relating to (a) the manufacture, transport, use, treatment, storage, recycling, disposal release or threatened release of Hazardous Substances, or (b) the protection of human health or the environment (including, without limitation, natural resources, structures, air, and surface or subsurface land or waters).

            Equity Agreements: the CBS Equity Agreement, the Fund IV Stock Subscription Agreement, the Management Stock Option Agreements, the Management Stock Subscription Agreements, the Option Plans, the Stock Purchase Plan and the Registration and Participation Agreement.

            ERISA: the meaning set forth in Section 4.9(b).

            Financial Statements: the meaning set forth in Section 4.4(a).

            Financing: the meaning set forth in Section 5.6(a).

            Financing Commitments: the meaning set forth in Section 5.6(b).

            Form S-1: the meaning set forth in Section 3.6.

            FTC: the meaning set forth in Section 7.3(a).

            Fund IV: The Clayton & Dubilier Private Equity Fund IV Limited Partnership.

            Fund IV Stock Subscription Agreement: the Stock Subscription Agreement, dated as of February 28, 1994, between the Company and Fund IV.

            GAAP: the meaning set forth in Section 4.4(a).

            Governmental Entity: any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

            Hazardous Substance: any material or substance that is either: (a) listed, defined, classified or regulated as a waste, hazardous or toxic or any other term of similar import pursuant to any applicable Environmental Law, or
(b) any petroleum, petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive materials.

            HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            Income Tax: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits tax or other similar tax, estimated tax, duty or other governmental charge or assessment or deficiencies thereof.

            Income Tax Return: any Tax Return relating to Income Taxes.

            Intellectual Property: the meaning set forth in Section 4.14(a).

            Investor: the meaning set forth in the preamble.

            Investor Purchased Shares: the meaning set forth in the recitals.

            IRS: the Internal Revenue Service.

            Leased Real Property: all real property interests leased by the Company or its Subsidiaries pursuant to the Leases.

            Leases: the meaning set forth in Section 4.12(a).

            Licenses: the meaning set forth in Section 4.14(b).

            Lien: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

            Management Option Holder: the meaning set forth in the recitals.

            Management Participating Securityholder: the meaning set forth in the recitals.

            Management Securityholder: the meaning set forth in the recitals.

            Management Stock Option Agreements: the stock option agreements which have been entered into between the Company and each Option Holder other than CBS with respect to the issuance of such Option Holder's Options.

            Management Stock Subscription Agreements: the stock subscription agreements which have been entered into between the Company and each Securityholder other than Fund IV and CBS with respect to the issuance of such Securityholder's Shares.

            Material Adverse Change: since any specified date, a material adverse change (a) in the properties, assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) that would have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case, other than as a result of general economic conditions in the industry in which the Company and its Subsidiaries operate.

            Material Adverse Effect: a material adverse effect (a) on the properties, assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) that would have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case, other than as a result of general economic conditions in the industry in which the Company and its Subsidiaries operate.

            New Option: the meaning set forth in Section 1.4(c).

            New Securityholder: the meaning set forth in Section 1.4(c).

            New Share: the meaning set forth in Section 1.4(c).

            Newly Issued Shares: the meaning set forth in the recitals.

            Non-Management Option Holder: the meaning set forth in the recitals.

            Non-Management Participating Securityholder: the meaning set forth in Section 1.1(a).

            Non-Management Securityholder: the meaning set forth in the recitals.

            Number of Newly Issued Shares: a number (rounded to the nearest whole number) equal to (a) the quotient obtained by dividing the Aggregate Investment by Investor by the Per Share Purchase Price minus (b) the aggregate number of Investor Purchased Shares. The term "Aggregate Investment by Investor" means an amount equal to (i) if the Actual Rollover is equal to or less than $90 million, $310 million, and (ii) if the Actual Rollover is greater than $90 million, an amount equal to $400 million minus the Actual Rollover. The term "Actual Rollover" means an amount equal to the sum of (A) the product of the aggregate number of Rolled Over Shares and the Per Share Purchase Price, and (B) the product of the aggregate number of Rolled Over Options and the Per Share Purchase Price, and subtracting from such product the aggregate exercise price in respect of such Rolled Over Options. The Actual Rollover amount will be determined based on, and following, the elections made by the Securityholders pursuant to the Securityholder Acceptances delivered hereunder.

            Offer Notice: the meaning set forth in Section 1.4(a).

            Option: the meaning set forth in the recitals.

            Option Cancellation Amount: the meaning set forth in Section 1.2(a).

            Option Holder: the meaning set forth in the recitals.

            Option Plans: the Branch Option Plan and the Stock Option Plan.

            Ordinary Course of Business: the meaning set forth in Section 4.5.

            Organizational Documents: (a) with respect to any corporation, its articles or certificate of incorporation or memorandum and articles of association and by-laws, and (b) with respect to any a partnership, its partnership agreement.

            Owned Real Property: the meaning set forth in Section 4.11(a).

            Participating Securityholder: the meaning set forth in the preamble.

            Participating Securityholder Signing Date: the later to occur of (a) the date on which all Securityholders have become Participating Securityholders in accordance with the terms of this Agreement and (b) the date on which the Participation Election Period ends.

            Participation Election Period: the period commencing on the Offer Date and ending at the end of the day that is the 20th Business Day from and including the Offer Date, or, if the Offer Date is not a Business Day, from and including the first Business Day after the Offer Date. The term "Offer Date" means the date on which the Offer Notice is first published or sent to Securityholders.

            Pension Plan: the meaning set forth in Section 4.9(b).

            Permits: the meaning set forth in Section 4.10.

            Permitted Liens: the meaning set forth in Section 4.11(b).

            Per Share Purchase Price: the meaning set forth in Section 1.1(a).

            Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

            Plans: the meaning set forth in Section 4.9(a).

            Pro Forma Balance Sheet: the meaning set forth in Section 4.4(b).

            Purchase Price for Investor Purchased Shares: the meanings set forth in Section 1.1(b).

            Purchase Price for Newly Issued Shares: the meaning set forth in
Section 1.5.

            Purchase Price for Repurchased Shares: the meaning set forth in
Section 1.1(a).

            Real Property: the meaning set forth in Section 4.11(d).

            Real Property Laws: the meaning set forth in Section 4.11(f).

            Registration and Participation Agreement: the Registration and Participation Agreement, dated as of February 28, 1994, among the Company, Fund IV, CBS and Roy W. Haley.

            Repurchased Shares: the meaning set forth in the recitals.

            Required Participating Securityholders: Participating
Securityholders holding at least a majority of all Shares held by

Participating Securityholders.

            Rolled Over Option: the meaning set forth in Section 1.3.

            Rolled Over Share: each Share owned by a Management Securityholder that is not an Investor Purchased Share.

            Securityholder: the meaning set forth in the recitals.

            Securityholder Acceptance: the meaning set forth in Section 1.4(b).

            Share: the meaning set forth in the recitals.

            Stock Option Plan: the CDW Holding Corporation Stock Option Plan.

            Stock Purchase Plan: the CDW Holding Corporation Stock Purchase
Plan.

            Subsidiary: with respect to any Person (the "Parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.

            Surrendered Options: the meaning set forth in the recitals.

            Tax: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment or other governmental charge.

            Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to the Company or any of its Subsidiaries.

            Treasury Regulations: the regulations prescribed under the Code.

            WESCO: WESCO Distribution, Inc.

            2.2 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) Terms defined in the singular have the same meaning when used in the plural, and vice versa.

            (c) References to "Sections", "Exhibits" and "Schedules" refer to Sections of, and Exhibits and Schedules to, this Agreement (as each of the same may be amended in accordance with the terms hereof), unless otherwise specified.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES AS TO
                        THE PARTICIPATING SECURITYHOLDERS

With respect to Sections 3.1 through 3.5, each Participating Securityholder, and with respect to Section 3.6, each Management Participating Securityholder, as to itself, severally and not jointly represents and warrants to the Investor and the Company as follows:

            3.1 Authorization, etc. Such Securityholder has full power, authority and legal capacity to enter into this Agreement and any Custody Agreement to which such Securityholder is a party and to perform such Securityholder's obligations hereunder and thereunder. If such Securityholder is not a natural person, the execution and delivery by such Securityholder of this Agreement and any Custody Agreement to which such Securityholder is a party, and the consummation by such Securityholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership or corporate action, as the case may be, of such Securityholder. This Agreement and any Custody Agreement to which such Securityholder is a party have been duly executed and delivered by such Securityholder and constitute the legal, valid and binding obligations of such Securityholder enforceable against such Securityholder in accordance with their respective terms.

            3.2 Conflicts; Consents. (a) Conflicts. Except as set forth in
Schedule 3.2(a), the execution and delivery by such Securityholder of this Agreement and any Custody Agreement to which such Securityholder is a party, and the consummation by such Securityholder of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to any right of termination, cancellation or acceleration of any obligation or loss of material benefit under, or result in the creation of a Lien on any property or assets of such Securityholder pursuant to, any provision of (i) if such

Securityholder is not a natural person, such Securityholder's Organizational Documents, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, lease or other agreement, contract, license, franchise, permit or instrument to which such Securityholder is a party or by which such Securityholder or such Securityholder's Shares may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to such Securityholder or to such Securityholder's Shares, other than, in the case of clause (ii) or (iii), any conflicts, violations, defaults, terminations, cancellations, accelerations, losses of benefits or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Securityholder's ability to consummate the transactions contemplated by this Agreement or any Custody Agreement to which such Securityholder is a party.

            (b) Consents. Except (i) as set forth in Schedule 3.2(b), (ii) as may be required under the HSR Act or the Competition Act (Canada) and (iii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to have a material adverse effect on such Securityholder's ability to consummate the transactions contemplated by this Agreement or any Custody Agreement to which such Securityholder is a party: no Consent of or with any court, Governmental Entity or third person is required to be obtained or made by such Securityholder in connection with the execution and delivery by such Securityholder of this Agreement or any Custody Agreement to which such Securityholder is a party or consummation by such Securityholder of the transactions contemplated herein or therein.

            3.3 Title to Repurchased Shares, Investor Purchased Shares and Surrendered Options. Such Securityholder owns beneficially and of record and free and clear of any Liens, (a) if such Securityholder is a Non-Management Securityholder, the number of Repurchased Shares set forth opposite such Securityholder's name in the column entitled "Number of Repurchased Shares" in Part A of Schedule 1.1, (b) if such Securityholder is a Management Securityholder, the number of Investor Purchased Shares set forth opposite such Securityholder's name in the column entitled "Number of Investor Purchased Shares" in Part B of Schedule 1.1, (c) if such Securityholder is a Non-Management Option Holder, the number of Options set forth opposite such Securityholder's name in the column entitled "Number of Surrendered Options" in Part A of Schedule 1.2, and (d) if such Securityholder is a Management Option Holder, the number of Options set forth opposite such Securityholder's name in the column entitled "Number of Surrendered Options" in Part B of Schedule 1.2. Upon the delivery of, and payment for, such Securityholder's Surrendered Options at the Closing as provided in this Agreement, such Securityholder will transfer to the Company good and valid title to such Surrendered Options, free and clear of any Lien. If such Securityholder is a Non-Management Securityholder, upon the delivery of, and payment for, such Securityholder's Repurchased Shares at the Closing as provided in this Agreement, such Securityholder will transfer to the Company good and valid title to such Repurchased Shares, free and clear of any Lien. If such Securityholder is a Management Securityholder, upon the delivery of, and payment for, such Securityholder's Investor Purchased Shares at the Closing as provided in this Agreement, such Securityholder will transfer to the Investor good and valid title to such Investor Purchased Shares, free and clear of any Lien.

            3.4 Litigation. There is no action, claim, suit, arbitration or proceeding pending or, to such Securityholder's knowledge, threatened against such Securityholder and there is no investigation pending or, to such Securityholder's knowledge, threatened against such Securityholder, in each case, before any court or Governmental Entity, that could have a material adverse effect on such Securityholder's ability to consummate the transactions contemplated by this Agreement or any Custody Agreement to which such Securityholder is a party.

            3.5 Brokers and Finders. Such Securityholder has not employed any broker, finder or investment banker in connection with the transactions contemplated herein so as to give rise to any claim against the Company or the Investor for any brokerage, finder's or investment banker's commission, fee or similar compensation.

            3.6 Unregistered Shares. Such Securityholder (a) has received from or on behalf of the Company and the Investor all information (financial and otherwise) necessary for such Securityholder to have a material understanding of the Company and its Subsidiaries, their respective businesses and the merits and risks of consummating the transactions contemplated by this Agreement to be consummated by such Securityholder, including, but not limited to, (i) a copy of the Company's Registration Statement on Form S-1 (file no. 333-43225), as amended by the Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "SEC") on March 10, 1998 (the "Form S-1"), and (ii) a copy of the Offer Notice, (b) is retaining his or her Rolled Over Shares and Rolled Over Options for his or her account for investment and not with a view to the distribution thereof, (c) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the retention of his or her Rolled Over Shares and Rolled Over Options, (d) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which the Company or the Investor possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to such Securityholder in connection with this Agreement and

(e) understands that neither his or her Rolled Over Shares nor Rolled Over Options have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore such Shares and Options cannot be resold unless they are registered under the Securities Act or an exemption from such registration is available.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                     AS TO THE COMPANY AND ITS SUBSIDIARIES

            The Participating Securityholders and the Company jointly and severally represent and warrant to the Investor as follows:

            4.1 Corporate Status, etc. (a) Organization. Schedule 4.1 lists all of the Company's Subsidiaries and their respective jurisdictions of incorporation. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

            (b) Qualification. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (c) Organizational Documents. The Company has made available to the Investor complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the date hereof.

            (d) Corporate Records. The Investor has been given the opportunity to inspect the corporate minutes and stock transfer books of the Company and each of its Subsidiaries.

            (e) Authorization, etc. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

            4.2 Capitalization. (a) The Company. The authorized capital stock of the Company consists of (i) 2,000,000 shares of

Class A Common Stock, of which (A) as of the date hereof, there are issued and outstanding 1,026,510 shares, (B) as of the Closing Date, there will be issued and outstanding 1,026,510 shares plus the number of any New Shares issued pursuant to Section 1.4(c), which shall not exceed 600, (C) as of the date hereof, there are subject to issuance upon exercise of the outstanding Options 230,844 shares, (D) as of the Closing Date, there will be subject to issuance upon exercise of the outstanding Options 230,844 shares plus the number of shares issuable upon exercise of any New Options granted pursuant to Section 1.4(c), which shall not exceed 780, and (E) 1,290 shares are held by the Company in its treasury, and (ii) 2,000,000 shares of Class B Common Stock, par value $.01 per share, none of which shares are outstanding. The Shares constitute all of the issued and outstanding capital stock of the Company, have been duly authorized and validly issued and are fully paid and nonassessable. The Newly Issued Shares to be issued and sold to the Investor have been duly authorized and, when issued and sold to the Investor in accordance with the terms of this Agreement, such shares will be validly issued, fully paid and nonassessable.
Schedule 1.1 lists all Persons owning of record any Shares and specifying for each such Person the number of Shares owned by such Person.

            (b) Subsidiaries. Schedule 4.2(b) lists for each Subsidiary of the Company the shares of capital stock of such Subsidiary that are authorized, the shares of capital stock of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding shares. All issued and outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Persons listed in Schedule 4.2(b), free and clear of any Liens. Except for the shares of capital stock of the Company's Subsidiaries and except as listed on Schedule 4.2(b), the Company does not own any capital stock or other equity interest in any other Person.

            (c) Options. As of the date hereof, there are outstanding options to acquire 230,844 shares of Class A Common Stock. As of the Closing Date, there will be outstanding options to acquire 230,844 shares plus the number of shares issuable upon exercise of any New Options granted pursuant to Section 1.4(c), which shall not exceed 780. The Options constitute all of the outstanding options to acquire any shares of capital stock of the Company. Schedule 1.2 lists all Persons owning of record any Options, the number of shares of Class A Common Stock issuable upon exercise of the Options owned by such Person and the exercise price of the Options owned by such Person. There are no options outstanding to acquire any shares of capital stock of any of the Company's Subsidiaries. Except for the Rolled Over Options, no Options will be outstanding after the Closing.

            (d) Agreements with Respect to Securities of the Company and its Subsidiaries. Except (i) as set forth in

Schedule 1.2 and Schedule 4.2(d) and (ii) as provided in this Agreement and the Equity Agreements, there are no (A) preemptive or similar rights on the part of any holders of any class of securities of the Company or any of its Subsidiaries; (B) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued and sold, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (C) stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or any Securityholder is a party or to which the Company or any of its Subsidiaries or any Securityholder is bound relating to the voting, registration, transfer, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries;
(D) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company or any of its Subsidiaries; or (E) issued and outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, any securities that have the right to vote) on any matters on which the stockholders of the Company or any of its Subsidiaries may vote.

            4.3 Conflicts; Consents. (a) Conflicts. Except as set forth in
Schedule 4.3(a), the execution and delivery of this Agreement by the Participating Securityholders and the Company, and the consummation by the Participating Securityholders and the Company of the transactions contemplated hereby, do not and will not conflict with, or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to any right of termination, cancellation or acceleration of any obligation or loss of material benefit under, or result in the creation of a Lien on any property or assets of the Company or any of its Subsidiaries pursuant to, any provision of (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, lease (including the Leases) or other agreement, contract, license, franchise, permit or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries, other than, in the case of clause (ii) or
(iii), any conflicts, violations or defaults, terminations, cancellations, accelerations, losses of benefits or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (b) Consents. Except (i) as set forth in Schedule 4.3(b), (ii) as may be required under the HSR Act and the Competition Act (Canada) and (iii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: no Consent of or with any court, Governmental Entity or third person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the ownership and operation by the Company and its Subsidiaries of their respective businesses and properties subsequent to the Closing in substantially the same manner as previously owned and operated by the Company and its Subsidiaries (assuming no circumstance peculiar to the Investor unknown to the Participating Securityholders and not applicable to the Securityholders).

            4.4 Financial Statements. (a) The Company has delivered to the Investor complete and correct copies of audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 and audited consolidated balance sheets of the Company and its Subsidiaries as at such dates (the "Financial Statements"), together with the notes thereto, in each case audited by Coopers & Lybrand, the Company's certified public accountants. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and present fairly in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis at the respective dates indicated and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the respective periods indicated.

            (b) The Company has delivered to the Investor a pro forma unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1997 (the "Pro Forma Balance Sheet"), giving effect as of such date to the acquisitions of the electrical distribution business of Avon Electrical Supplies, Inc. and its affiliates and Brown Wholesale Electric Company (the "Acquired Companies"). The Pro Forma Balance Sheet (i) presents fairly in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis at such date on such pro forma basis and (ii) has been prepared on bases reflecting the best estimates and judgments of the Company, at the time of preparation and delivery of the Pro Forma Balance Sheet, as to the operations and financial condition of the Acquired Companies.

            4.5 Events Subsequent to Latest Financial Statements. Except as set forth in Schedule 4.5, since December 31, 1997, the business of the Company and its Subsidiaries has been operated only in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency) (the "Ordinary Course of Business") and there has not been any (a) Material Adverse Change, (b) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect, (c) strike, lockout, work stoppage or slowdown by employees of the Company or any of its Subsidiaries, in each case, whether actual or, to the knowledge of the Company and the Participating Securityholders, threatened, which has had, or would reasonably be expected to have, a Material Adverse Effect or (d) action or event that would be prohibited under clause (f), (i), (j), (k), (l), (m), (n), (o)(i) or (p) of Section 6.1 had such action or event been taken by the Company or any of its Subsidiaries after the date hereof.

            4.6 Tax Matters. (a) Filing of Returns and Payment of Taxes. Except as set forth in Schedule 4.6(a), all material Tax Returns required to be filed on or before the Closing Date have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. Except for Taxes set forth in Schedule 4.6(a) or as reflected or reserved against in the Financial Statements (other than in respect of deferred taxes), the following Taxes (collectively, "Company Taxes") have (or by the Closing Date will have) been duly paid: (i) all material Taxes shown to be due on such Tax Returns and (ii) all material Taxes due and payable on or before the Closing Date that are or may become payable by the Company or any of its Subsidiaries or chargeable as a Lien upon the assets thereof (whether or not shown on any Tax Return). Except as set forth in Schedule 4.6(a), all material Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date have (or by the Closing Date will have) been duly paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

            (b) Extensions, etc. Except as set forth in Schedule 4.6(b), no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Company Taxes or Employment and Withholding Taxes, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority.

            (c) Tax Filing Groups; Income Tax Jurisdictions. Except as set forth in Schedule 4.6(c), neither the Company nor any of its Subsidiaries is or has been at any time a member of any affiliated, consolidated, combined or unitary group for purposes of filing Income Tax Returns or paying Income Taxes. Set forth in Schedule 4.6(c) are all countries, states, provinces, cities or other jurisdictions in which the Company and its Subsidiaries currently file or have filed within the last year an Income Tax Return.

            (d) Copies of Returns; Audits; etc. The Company has (or by the Closing Date will have) made available to the Investor complete and accurate copies of all Tax Returns with respect to all periods beginning on or after February 28, 1994 that have been filed or will be required to be filed (after giving effect to all valid extensions of time for filing) on or before the Closing Date. Except as set forth in Schedule 4.6(d), (i) no material Company Taxes or material Employment and Withholding Taxes have been asserted in writing by any Governmental Entity since February 28, 1994 to be due, (ii) no revenue agent's report or written assessment for Taxes has been issued by any Governmental Entity in the course of any audit that has been completed since February 28, 1994 with respect to material Company Taxes or material Employment and Withholding Taxes, and (iii) no material issue has been raised by any Governmental Entity in the course of any audit that has not been completed with respect to material Company Taxes or material Employment and Withholding Taxes, which issue has been raised in a writing that has been received by the Company.
Schedule 4.6(d) sets forth the Tax Returns with respect to U.S. federal Income Taxes that have been audited or are currently under audit. Except as set forth in Schedule 4.6(d), no other Tax Return is currently under audit by any other taxing authority, and no Employment and Withholding Taxes are currently under audit by any taxing authority. Except as set forth in Schedule 4.6(d), neither the IRS nor any other taxing authority is now asserting in writing against the Company or any of its Subsidiaries any material deficiency or claim for additional Taxes or any material adjustment of Taxes.

            (e) Section 1445(a) of the Code. Neither the Company nor the Investor will be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Repurchased Shares to the Company or the Investor Purchased Shares to the Investor pursuant to this Agreement.

            (f) Tax Sharing Agreements. Except as set forth in Schedule 4.6(f) (all of which agreements or arrangements will be terminated as of the Closing
Date), neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing agreement or arrangement.

            (g) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries and no ruling has been received by the Company or any of its Subsidiaries from any taxing authority.

            (h) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets or properties. None of the assets or properties of the Company or any of its Subsidiaries is an asset or property that is or will be required to be treated (i) as described in section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

            (i) The Company and each of its Subsidiaries have not agreed to make and are not required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

            (j) Neither the Company nor any of its Subsidiaries has issued or assumed (i) any obligations described in Section 279(a) of the Code, (ii) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (iii) any registration-required obligations, within the meaning of
Section 163(f)(2) of the Code, that is not in registered form.

            (k) Without limiting the foregoing representations in any way, the Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates.

            4.7 Litigation. Except as set forth in Schedule 4.7, there is no action, claim, suit, arbitration or proceeding pending or, to the knowledge of the Company and the Participating Securityholders, threatened against the Company or any of its Subsidiaries and there is no investigation pending or, to the knowledge of the Company and the Participating Securityholders, threatened against the Company or any of its Subsidiaries, in each case, before any court or Governmental Entity, that would reasonably be expected to have a Material Adverse Effect.

            4.8 Compliance with Laws. Except (a) as set forth in Schedule 4.8, and (b) as to matters relating to Environmental Law, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of their internal policies and procedures or of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except (i) as set forth in Schedule 4.8, and (ii) as to matters relating to Environmental Law, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the knowledge of the Company and the Participating Securityholders, threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect.

            4.9 Employee Benefits. (a) Schedule 4.9(a) contains a complete and accurate list of all material bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, stock purchase, stock option or other equity-based, severance, welfare and fringe benefit plans, programs, policies or arrangements, other than immaterial pay or similar policies, sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is required to contribute or under which any employee or former employee of Company or any of its Subsidiaries has any present or future benefits or under which the Company or any Subsidiary has any present or future liability (the "Plans").

            (b) Each Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, where applicable, except for any failure to so operate and administer any Plan that would not reasonably be expected to have a Material Adverse Effect. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS or an application is currently pending with the IRS, each Pension Plan is so qualified and there are no circumstances likely to result in revocation of any such favorable determination letter. With respect to Plans in Canada, each such Plan, where applicable, is registered in compliance with all applicable laws and the Company is not aware of any circumstances likely to result in a revocation of the registration of any Plan in Canada. Except as set forth in
Schedule 4.9(b), there is no material pending or, to the knowledge of the Company and the Participating Securityholders, threatened legal action, suit or claim relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA in an amount which would be material.

            (c) No Plan is (i) subject to Title IV of ERISA or section 302 of the Code or, with respect to Plans in Canada, subject to an order by any regulatory authority to wind up the Plans, or (ii) a "multi-employer pension plan" within the meaning of Section 1 of the Ontario Pension Benefits Act, or any similar applicable statute, or a multiple employer plan, within the meaning of Section 4063 of ERISA.

            (d) All material contributions required to be made under the terms of any Plan or applicable law have been timely made.

            (e) With respect to each Plan, the Company has provided or made available to the Investor true and complete copies of the following documents, to the extent applicable: (i) all of the most recent Plan documents and all amendments thereto; (ii) all of the most recent trust instruments and insurance contracts; (iii) the three most recent Forms 5500 filed with the IRS or with respect to Plans in Canada, evidence that the Plan is duly registered with all applicable regulatory authorities; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS.

            (f) No event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

            (g) Except as contemplated by Section 1.2(b) or set forth in
Schedule 4.9(g), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any employee to any severance pay, unemployment compensation or other similar payment or (ii) result in the acceleration of the timing of payment of any compensation payable to any employee or the vesting of any benefit of any such employee.

            (h) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company, its Subsidiaries or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or would be subject to such material liability if, as of the Closing, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

            4.10 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, rights, waivers and authorizations that are necessary for them to own, lease or operate their properties and assets and to conduct their operations in the manner in which they are presently conducted (collectively, "Permits"), other than any Permits where the failure to have such Permit, in any individual case or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the

Permits or would result in any other impairment of the rights of the holder of any of the Permits that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is not pending or, to the knowledge of the Company and the Participating Securityholders, threatened, any application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any Permit, except for such applications, petitions, objections or other pleadings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.11 Owned Real Property. (a) Schedule 4.11(a) contains a complete and correct list of all real property currently owned by the Company or any of its Subsidiaries (the "Owned Real Property").

            (b) The Company or one of its Subsidiaries, as the case may be, has good and marketable fee simple title to the Owned Real Property free and clear of any Liens, except (i) those Liens set forth in Schedule 4.11(b), (ii) Liens reflected or reserved against in the Financial Statements, (iii) (A) Liens for taxes and assessments not yet due and payable or that are being contested in good faith and by appropriate proceeding and (B) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the Ordinary Course of Business, which Liens, in the case of clauses (A) and (B), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iv) Liens (other than consensual Liens securing indebtedness) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (such Liens described in the preceding clauses (i), (ii), (iii) and (iv), the "Permitted Liens").

            (c) Except as set forth in Schedule 4.11(c), there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

            (d) The Owned Real Property and the Leased Real Property (collectively, the "Real Property"), together with easements appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to carry on the business of the Company and its Subsidiaries.

            (e) There are no proceedings in eminent domain or other similar proceedings pending, or to the knowledge of the Company and the Participating Securityholders, threatened affecting any portion of the Owned Real Property that would reasonably be expected to have a Material Adverse Effect.

            (f) Except with respect to matters relating to Environmental Law, the current use and operation of the Owned Real Property does not violate any applicable building, zoning, subdivision and other land use or similar laws, codes, ordinances, rules, regulations and orders of Governmental Entities (collectively, the "Real Property Laws"), other than those violations (i) disclosed in Schedule 4.11(f) or (ii) that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of violation or claimed violation of any Real Property Law relating to the Owned Real Property, other than as disclosed in Schedule 4.11(f).

            4.12 Leases. (a) Schedule 4.12 contains a complete and correct list of all real property leases to which the Company or any of its Subsidiaries is a party or is bound (the "Leases"). The Company has made available to Investor correct and complete copies of the Leases. Pursuant to the Leases, the Company or its Subsidiaries hold good and valid leasehold title to the Leased Real Property, in each case in accordance with the provisions of the applicable Lease, free and clear of all Liens, except for Permitted Liens, but subject to Liens encumbering the fee title to the Leased Real Property. Except as disclosed in Schedule 4.12, (i) each of the Leases is valid and legally binding, enforceable and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries, and to the knowledge of the Company and the Participating Securityholders no other party, is in default under any Lease, except (x) in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies, and (y) in the cases of clauses (i) and
(ii), for such failures to be enforceable or such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Neither the Company nor any of its Subsidiaries has received written notice of a proceeding in eminent domain or other similar proceeding affecting the Leased Real Property that would reasonably be expected to have a Material Adverse Effect.

            (c) The present use and operation of the Leased Real Property does not violate any Real Property Laws, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice of violation or claimed violation of any Real Property Law relating to the Leases, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.13 Personal Property; Condition of Assets. (a) Except as set forth in Schedule 4.13 and except for intangible assets which are the subject of
Section 4.14, the Company or one of its Subsidiaries has good title to, or a valid leasehold interest in, all personal properties and assets other than Real Property that are material to the business and operations of the

Company and its Subsidiaries taken as a whole, free and clear of any Liens, except for the Permitted Liens.

            (b) All of the Company's and each of its Subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted, except where the failure to be so maintained or in such condition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.14 Intellectual Property. (a) Schedule 4.14(a) sets forth a complete and correct list, as of the date hereof, of all Intellectual Property (as defined below). The term "Intellectual Property" means all trademarks, service marks, trade names, copyrights, software (other than commercially available software), proprietary technology, inventions and patents, including registrations and applications to register or renew the registration of any of the foregoing, that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company, but "Intellectual Property" shall not include the name or mark "WESCO." To the knowledge of the Company and the Participating Securityholders, except as set forth in Schedule 4.14(a), (i) the use of the Intellectual Property by the Company or any of its Subsidiaries as currently used does not infringe on the rights of any third party and (ii) there is no claim of any Person that challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property; except in each case for infringements or claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company confirms that it and its Subsidiaries have been using and are using the name and mark "WESCO" in commerce in the Ordinary Course of Business.

            (b) Schedule 4.14(b) sets forth a complete and correct list, as of the date hereof, of all Licenses (as defined below). The term "Licenses" means all material written licenses to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary grants any Person any royalty-bearing or exclusive right to use any of the Intellectual Property, or (ii) any person or entity grants the Company or such Subsidiary the right to use any trademarks, service marks, trade names, copyrights, software (other than commercially available software), proprietary technology, inventions or patents not owned by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted. The Company has furnished or made available to the Investor complete and correct copies of the Licenses listed in Schedule 4.14(b). Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and the Participating Securityholders, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company or Subsidiary thereof party thereto, and to the knowledge of the Company and the Participating

Securityholders, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.15 Contracts. (a) Schedule 4.15 contains a complete and correct list, as of the date hereof, of all Contracts (as defined below). The term "Contracts" means all of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party, excluding any Leases, Licenses and Plans:

            (i) all contracts and agreements with current or former directors, officers, other employees, consultants or advisors of the Company or a Subsidiary thereof, which contract or agreements are in effect as of the date hereof;

            (ii) all contracts and agreements with sales representatives of the Company or a Subsidiary thereof, other than (x) contracts and agreements that by their terms may be terminated or canceled by the Company or a Subsidiary thereof with notice of not more than 60 days, without penalty, and (y) contracts and agreements that provide for payments based solely on products sold and require no minimum payments;

            (iii) all collective bargaining agreements with any labor union currently representing employees of the Company or any of its Subsidiaries;

            (iv) all mortgages, pledges, conditional sales contracts, indentures, security agreements, notes, loan agreements or guarantees of the obligations of a third party (other than the Company or any of its Subsidiaries);

            (v) joint venture, limited partnership and limited liability company agreements, shareholders agreements and other similar agreements;

            (vi) contracts, agreements and other instruments and arrangements (excluding individual purchase orders) for the purchase by the Company and its Subsidiaries of materials, supplies, products or services, and contracts, agreements and other instruments or arrangements (excluding individual purchase orders) for the sale or provision by the Company and its Subsidiaries of materials, supplies, products or services, in each case, not terminable on notice of 60 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company exceeds $500,000 per annum or $2,500,000 in the aggregate;

            (vii) all contracts, agreements or commitments relating to capital expenditures in excess of $500,000;

            (viii) all contracts or agreements with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company or any of its Subsidiaries to engage in any business activity (or in any geographical area) or to compete with any Person;

            (ix) all contracts or agreements that (A) limit or contain restrictions on the ability of the Company or any of its Subsidiaries to declare or pay dividends on, to make any other distributions in respect of or to issue or purchase, redeem or otherwise acquire its capital stock; to incur indebtedness, to incur or suffer to exist any Lien, to purchase any properties or assets or (B) would be terminable by the other party thereto, or result in any penalty or payment premium, upon consummation of the transactions contemplated by this Agreement;

            (x) all contracts or agreements (other than this Agreement and any contract or agreement listed pursuant to clause (i) above) between the Company or any of its Subsidiaries, on the one hand, and any director, officer, stockholder or Affiliate of the Company or its Subsidiaries, on the other hand; and

            (xi) any contract or agreement entered into other than in the ordinary course of business involving aggregate payments in excess of $1,000,000, to be made by or to the Company or any of its Subsidiaries after the date hereof, including, without limitation, any merger agreement, stock or asset purchase agreement or other acquisition agreement which contains "earn out", deferred payment or other delayed or contingent payments to be made thereunder.

            (b) The Company has furnished or made available to the Investor complete and correct copies of the Contracts listed in Schedule 4.15, as in effect on the date hereof. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and the Participating Securityholders, any other party thereto, is in default under any Contract, and each Contract is in full force and effect as to the Company or Subsidiary thereof party thereto, and to the knowledge of the Company and the Participating Securityholders, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not reasonably be expected to have a Material Adverse Effect.

            4.16 Insurance. Schedule 4.16 sets forth a complete and correct list and description of all of the policies of liability, property, workers' compensation, life, employee fidelity, and other forms of insurance or bonds carried by the Company or any of its Subsidiaries on the date of this Agreement for the benefit of or in connection with the business of the Company and its Subsidiaries and the applicable termination or renewal dates of such policies. Each such policy is in full force and effect and no notice of termination or cancellation of any such policy has been received by the Company or any of its Subsidiaries. There is no breach by the Company or any of its Subsidiaries or, to the knowledge of the Company and the Participating Securityholders, by any other party of any term or condition of any policy. All policy premiums due and payable prior to the Closing have been or will be (on or prior to the Closing Date) paid up to and through the Closing.

            4.17 Environmental Matters. Except as disclosed in Schedule 4.17 (provided that any environmental assessments, audits or studies listed on Schedule 4.17 shall qualify the representations and warranties in this Section
4.17 only to the extent that such assessment, audits and studies provide the Investor with reasonable notice of the environmental condition upon which such qualification is based), or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

            (a) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws;

            (b) The Company and its Subsidiaries have obtained, and are and have been in compliance with, all permits and authorizations required under applicable Environmental Laws;

            (c) Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Laws;

            (d) No judicial proceeding or governmental or administrative action or investigation is pending or, to the knowledge of the Company and the Participating Securityholders, threatened, under or relating to any applicable Environmental Law pursuant to which the Company or any of its Subsidiaries is or will be named as a party or would otherwise incur liability;

            (e) Neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has assumed or otherwise incurred responsibility for the investigation, monitoring or remediation of any condition resulting from or relating to the release, treatment, storage or disposal of Hazardous Substances or any violation of Environmental Laws.

            (f) There are no circumstances, conditions or events that could result in claims or liability for the Company or any of its Subsidiaries pursuant or relating to any Environmental Law;

            (g) All environmental site assessments, compliance audits and similar environmental studies relating to environmental conditions at the Company or any of its Subsidiaries have been made available to the Investor.

            4.18 Labor Matters. Except as set forth in Schedule 4.18, (a) there is no labor strike, dispute, or stoppage pending or, to the knowledge of the Company and the Participating Securityholders, threatened against the Company or its Subsidiaries, and, since February 28, 1994, neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty; (b) the Company and its Subsidiaries have complied with all applicable labor laws in connection with the employment of their respective employees, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect; and (c) except as set forth in
Schedule 4.18, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other agreement with any labor union or association representing its respective employees.

            4.19 Information in Form S-1. The Form S-1 (including any amendments or supplements thereto) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            4.20 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker, finder or investment banker in connection with the transactions contemplated herein so as to give rise to any claim against the Investor for any brokerage, finder's or investment banker's commission, fee or similar compensation, except that the Company has employed Goldman, Sachs & Co. and Merrill Lynch & Co. as its financial advisers, the arrangements with which have been disclosed in writing to the Investor prior to the execution and delivery hereof, and the aggregate amount of fees to be paid thereunder shall not exceed $12,000.000.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

            The Investor represents and warrants to the Company and the Participating Securityholders as follows:

            5.1 Investor's Corporate Status. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

            5.2 Authorization, etc. The Investor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

            5.3 Conflicts, Consents. (a) Conflicts. The execution and delivery of this Agreement by the Investor, and the consummation by the Investor of the transactions contemplated hereby, do not and will not conflict with, or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to any right of termination, cancellation or acceleration of any obligation or loss of material benefit under, or result in the creation of a Lien on any property or assets of the Investor pursuant to, any provision of (i) the Organizational Documents of the Investor, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, lease or other agreement, contract, license, franchise, permit or instrument to which the Investor is a party or by which it may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Investor, other than, in the case of clauses (ii) or (iii), any conflicts, violations, defaults, terminations, cancellations, accelerations, losses of benefits or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Investor's ability to consummate the transactions contemplated by this Agreement.

            (b) Consents. Except (i) as may be required under the HSR Act and the Competition Act (Canada) or (ii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to have a material adverse effect on the Investor's ability to consummate the transactions contemplated by this Agreement: no Consent of or with any court, Governmental Entity or third person is required to be obtained by the Investor in connection with the execution and delivery by the Investor of this Agreement or the consummation by the Investor of the transactions contemplated hereby.

            5.4 Litigation. There is no action, claim, suit, arbitration or proceeding pending or, to the Investor's knowledge, threatened against the Investor and there is no investigation pending or, to the Investor's knowledge, threatened against the Investor, in each case, before any court or Governmental Entity, that could have a material adverse effect on the Investor's ability to consummate the transactions contemplated by this Agreement.

            5.5 Purchase for Investment. The Investor is acquiring the Shares for its own account for investment and not with a view to any distribution thereof. The Investor acknowledges receipt of advice from the Company to the effect that the Shares have not been registered under the Securities Act or any state securities laws.

            5.6 Financing. (a) The Investor has or will have at the Closing available cash or existing borrowing facilities that together are sufficient to enable it and the Company to consummate the transactions contemplated by this Agreement (the "Financing").

            (b) To the extent any portion of the Financing is to consist of borrowed funds, the Investor has delivered to the Company complete and correct copies of binding commitment letters received by the Investor with respect to such Financing (the "Financing Commitments").

            5.7 Brokers and Finders. The Investor has not employed any broker, finder or investment banker in connection with the transactions contemplated herein so as to give rise to any claim against any Participating Securityholder for any brokerage, finder's or investment banker's commission, fee or similar compensation.

            5.8 Investment Canada Act. The Investor is a "WTO Investor" within the meaning of that term under the Investment Canada Act.

                                   ARTICLE VI

                                    COVENANTS

            6.1 Conduct of the Company and its Subsidiaries. Except as set forth in Schedule 6.1 or with the prior written consent of the Investor, from the date hereof to the Closing, the Company will, and will cause its Subsidiaries to:

            (a) conduct their businesses only in the Ordinary Course of Business;

            (b) maintain and keep their properties and equipment in the same manner as heretofore maintained and kept;

            (c) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies);

            (d) perform in all material respects all of their obligations under all contracts and commitments applicable to their businesses or properties;

            (e) use their best reasonable efforts to maintain and preserve their business organizations intact, and maintain their relationships with their suppliers and customers so that they will be preserved after the Closing;

            (f) maintain their books of account and records in the usual and regular manner;

            (g) comply in all material respects with all laws and regulations applicable to them and to the conduct of their businesses;

            (h) not amend their certificates of incorporation or by-laws;

            (i) not merge or consolidate with, or agree to merge or consolidate with, or purchase or otherwise acquire, or agree to purchase or otherwise acquire, substantially all of the assets of, any other Person;

            (j) not sell, lease or otherwise dispose of, or mortgage or otherwise subject to any consensual Lien, any of their assets having a value in excess of $250,000 in any individual case or $2,500,000 in the aggregate other than in the Ordinary Course of Business;

            (k) not incur any indebtedness, or enter into any guarantee of any indebtedness of any other Person, other than indebtedness incurred, and guarantees entered into, in the Ordinary Course of Business and indebtedness incurred pursuant to credit facilities in effect as of the date hereof;

            (l) not make any loans or advances to any other Person, other than in the Ordinary Course of Business or to the Company or any of its wholly owned Subsidiaries;

            (m) not make capital expenditures, other than in accordance with the Company's 1998 Capital Plan (as previously provided to the Investor), but in no event shall such capital expenditures exceed $3,000,000 in the aggregate;

            (n) not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) except as provided in Section 1.4(c), authorize for issuance, sell, deliver or agree or commit to issue, sell or deliver any capital stock or any other securities;

            (o) not (i) increase the compensation or fringe benefits of any of its current or former directors, officers or employees (except for increases in salary or wages in the Ordinary Course of Business), (ii) grant any severance or termination pay not currently required to be paid under existing Plans, or (iii) establish, adopt, enter into or amend or terminate any Plan (except as required by Law) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement;

            (p) not propose or adopt any changes to the accounting methods, principles or practices used by the Company or its Subsidiaries, except as otherwise required by law or GAAP;

            (q) not make any election with respect to any Taxes (or computation thereof) affecting the Company or any of its Subsidiaries without the consent of the Investor, which consent shall not be unreasonably withheld or delayed; and

            (r) promptly advise the Investor in writing of any change or effect that results in or has, or would reasonably be expected to result in or have, a Material Adverse Change or Material Adverse Effect.

            6.2 Efforts to Consummate Transaction. The parties hereto shall use their best reasonable efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby. The parties hereto shall file or supply, or cause to be filed or supplied, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable law in connection with the transactions contemplated hereby, including filings and reports pursuant to the HSR Act and the Competition Act (Canada). Each party hereto shall use its best reasonable efforts to obtain all consents and approvals from Governmental Entities and third parties required to be obtained by such party for the consummation of the transactions contemplated hereby, other than any Consents where the failure to obtain such Consent, either in any individual case or in the aggregate, could not have a material adverse effect on the transactions contemplated hereby. Each party hereto shall cooperate in good faith with the other parties hereto in the obtaining of all Consents from Governmental Entities and third parties required to be obtained for the consummation of the transactions contemplated hereby.

            6.3 Access and Information. Prior to the Closing, and subject to the restrictions set forth in the Confidentiality Agreement, the Company shall permit the Investor and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours, to the properties, books, records, contracts and agreements and officers, employees and tax advisors of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to the Investor and its representatives any financial and operating data and other information (including, without limitation, tax returns and accountants' work papers with respect to the Company or any of its Subsidiaries) that is available with respect to the business, properties, financial condition and operations of the Company and its Subsidiaries as the Investor may reasonably request from time to time. All information provided or obtained pursuant to the foregoing shall be held by Investor in accordance with and subject to the terms of the Confidentiality Agreement, dated January 6, 1998, between the Company and The Cypress Group L.L.C. (the "Confidentiality Agreement").

            6.4 Non-Solicitation. The Company and the Participating Securityholders agree that neither the Company nor any of its Subsidiaries nor any Participating Securityholder nor any of their respective officers, directors and employees shall, and the Participating Securityholders shall direct and use their best efforts to cause the Company's employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, (a) file any further amendment to the Form S-1 or undertake any selling efforts, including, but not limited to, initiating any "roadshow", in connection with any possible offering of securities of the Company, or (b) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation, recapitalization or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Participating Securityholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Participating Securityholders will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.4. The Participating Securityholders will notify the Investor immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and will immediately deliver to the Investor any written documentation relating thereto.

            6.5 Publicity. Except as required by applicable law, the Investor shall not, directly or indirectly, make or cause any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Fund IV, and none of the Participating Securityholders or the Company shall, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of the Investor. The Participating Securityholders, the Company and the Investor shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            6.6 Employee Matters. (a) From and after the Closing Date, the Investor shall cause the Company and its Subsidiaries to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect to each current or former employee of the Company or any such Subsidiary under the terms of (x) each Plan as in effect immediately prior to the Closing and (y) each agreement or other written arrangement between the Company or any such Subsidiary and any such employee, in each case, which has been disclosed to the Investor on Schedule 4.9(a) or Schedule 4.15.

            (b) Notwithstanding the foregoing provisions, nothing in this
Section 6.6 shall (i) prevent the Company or its Subsidiaries from terminating or amending any Plan to the extent permitted by applicable law, (ii) obligate the Investor, the Company or its Subsidiaries to offer or provide any benefit related to the equity securities of the Investor, the Company or its Subsidiaries or (iii) guarantee the continued employment of any person employed by the Company or its Subsidiaries or interfere with their right to terminate such employment at any time (except to the extent of any such person's agreement with the Company or its Subsidiaries disclosed on Schedule 4.9(a) or Schedule 4.15).

            6.7 Transfer Taxes. The Company shall be liable for all transfer Taxes (including, without limitation, any real property transfer gains Taxes) arising from the sale of the Repurchased Shares and the Newly Issued Shares.

            6.8 Employment Agreements and Other Benefits. Upon the reasonable request of the Investor, prior to the Closing Date, the Company shall seek shareholder approval of, and the Participating Securityholders shall approve (if permitted under applicable law), any compensation payments or acceleration of benefits under any employment agreements, option plans, bonus plans or other benefit arrangements in a manner sufficient to satisfy Section 28OG(b)(5)(A)(ii) of the Code and not constitute "parachute payments" (within the meaning of Section 280G of the Code) provided that, in the event such approval is not obtained, notwithstanding any other provision of this Agreement, the Company shall have no obligation to make such payments or accelerate such benefits.

            6.9 Financing. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, all reasonable cooperation in connection with the arrangement of the Financing, including, but not limited to, the preparation of audited financial statements in a form meeting the requirements of Regulation S-X of the Securities Act, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested agreements, certificates or documents, including any indemnity agreements or any certificates of officers of the Company with respect to solvency matters, as may be reasonably requested by the Investor, in each case, provided that neither the Company nor any Subsidiary shall thereby incur, or become obligated to incur, any material obligation or liability to any Person for which the Company or any of its Subsidiaries would be liable in the event this Agreement is terminated pursuant to Section 9.1 (other than by reason of a breach of this Agreement by the Company or any Participating Securityholder). The Company agrees to use its best reasonable efforts to (i) cause Coopers & Lybrand LLP to assist in the preparation of any financial statements required with respect to the Financing and (ii) obtain from Coopers & Lybrand LLP its consent to the inclusion of any statements or reports prepared by it in documents that may be filed with the SEC pursuant to the Securities Act by any of the parties hereto or their respective Affiliates. The Company shall cooperate with any reasonable requests of the Investor or the SEC related to the recording of the transactions contemplated hereby as a recapitalization for financial reporting purposes. In conjunction with the obtaining of any such Financing, the Company agrees, at the request of the Investor, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company, provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with the Closing.

            6.10 Restrictions on Participating Securityholders. Each Participating Securityholder hereby covenants and agrees that, prior to the Closing, such Participating Securityholder shall not sell, transfer or otherwise dispose of all or any part of the Repurchased Shares, Investor Purchased Shares or Surrendered Options owned by such Participating Securityholder.

            6.11 Waiver of Participation Rights. Each Participating Securityholder agrees, with respect to any Shares owned by such Participating Securityholder that are not Repurchased Shares or Investor Purchased Shares, that such Shares shall not be repurchased by the Company or purchased by the Investor pursuant to this Agreement and hereby waives all rights under Section 4 of the Registration and Participation Agreement with respect to such Shares in connection with the consummation of the transaction contemplated by this Agreement.

            6.12 Actions with respect to Equity Agreements. (a) Fund IV hereby waives, effective upon the Closing, its rights under Section 5 of the Management Stock Subscription Agreements in connection with the consummation of the transactions contemplated by this Agreement.

            (b) Fund IV hereby assigns, effective upon the Closing, all of its rights under each of the Stock Purchase Plan, the Management Stock Subscription Agreements, the Stock Option Plans, the Management Stock Option Agreements and the Registration and Participation Agreement to the Investor, and each of the Company and the Participating Securityholders hereby agree and acknowledge that the Investor shall be entitled to enforce all such rights to the full extent provided thereunder. The Company, the Participating Securityholders and the Investor agree, effective upon the Closing, (i) to the amendment of the Stock Option Plans, the Management Stock Option Agreements, the Stock Purchase Plan and the Management Stock Subscription Agreements to (A) replace each reference therein to "The Clayton & Dubilier Private Equity Fund IV Limited Partnership" or "Fund IV" to be a reference to the Investor, and to make such conforming changes as are necessary to properly reflect the other transactions contemplated by this Agreement, (B) subject to Section 6.8, terminate all conditions to vesting of any Options granted to Management Option Holders under the Stock Option Plan that are not yet vested and (C) terminate the right of the Company and the Investor under the Management Stock Subscription Agreements, Stock Option Agreements, Stock Purchase Plan and Option Plans to repurchase the shares of Class A Common Stock and options to purchase shares of Class A Common Stock issued thereunder from the holder thereof upon the termination of such holder's employment with WESCO or the Company, and (ii) to the amendment and restatement of the Registration and Participation Agreement to be in the form of Exhibit E hereto. The Company and each Participating Securityholder agrees that, upon the request of the Investor, he, she or it will execute and deliver a counterpart signature page to any amendment (or amendment and restatement) of the agreements referred to in the preceding sentence as necessary to effect the amendments thereof contemplated by the preceding sentence.

            (c) Each of the Company, Fund IV and each Participating Securityholder consents (to the extent required) to the termination at the Closing of each of the CBS Equity Agreements, the Fund IV Stock Subscription Agreement and the CBS-Fund IV Governance Side Letter, dated as of February 28, 1994 and, effective upon the Closing (without any further action required), each such agreement shall be terminated and no longer in force and effect.

            6.13 Actions with respect to Management Loans. The Company shall take such actions as are reasonably requested by any Management Borrower to maintain payment of such Management Borrower's Management Loan on the terms, and at the scheduled maturities, that would apply absent the consummation of the transactions contemplated hereby, and the Management Borrowers shall take all reasonable actions necessary to have their Management Loan agreements amended to reflect the substitution of references therein to Fund IV to be references to the Investor. The term "Management Borrower" means any Management Participating Securityholder that has incurred loans ("Management Loans") guaranteed by the Company in connection with the initial acquisition of such Securityholder's Shares.

            6.14 Financing Commitments. The Investor will execute each of the Financing Commitments not later than the next Business Day following the earlier to occur of (a) the day on which the Participation Election Period expires and
(b) the day on which the Company delivers to the Investor written confirmation that the Participating Securityholder Signing Date has occurred.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            7.1 Conditions to the Obligation of the Investor. The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Investor on or prior to the Closing Date of each of the following conditions:

            (a) Each of the representations and warranties of the Participating Securityholders and of the Company contained in Articles III and IV shall be true, in the case of any representation or warranty that is qualified as to materiality, in all respects, and in the case of any representation or warranty that is not so qualified, in all material respects, in each case, when made and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date; each of the covenants and agreements of the Participating Securityholders and the Company to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and the Investor shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of the Participating Securityholders and the Company.

            (b) There shall not have been issued and be in effect any order, decree or judgment of or in any court or tribune of competent jurisdiction preventing the consummation of the transactions contemplated hereby.

            (c) (i) All directors of the Company or any of its Subsidiaries whose resignations shall have been requested in writing by the Investor not less than 5 days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date and (ii) the persons designated, in writing not less than 5 days prior to the Closing Date, by the Investor to become directors of the Company and any of its Subsidiaries shall be elected as such directors effective as of the Closing Date.

            (d) All corporate, partnership and other proceedings of each Participating Securityholder and the Company in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            (e) The Consulting Agreement, dated as of February 28, 1994, by and among the Company, WESCO and Clayton, Dubilier & Rice, Inc. shall have been terminated.

            (f) (i) The CBS Equity Agreements, the Fund IV Stock Subscription Agreement and the CBS-Fund IV Governance Side Letter dated as of February 28, 1994 shall have been terminated, (ii) each of the Equity Agreements shall have been amended in the manner contemplated by Section 6.12(b) and (iii) the Compensation Committee of the Company's Board of Directors shall have duly adopted (A) a resolution pursuant to and in accordance with Section 8 of the Option Plans and the Management Stock Option Agreements, in which the Compensation Committee has reasonably determined in good faith that, following the Closing Date (and after giving effect to all the transactions contemplated hereby), all of the Rolled Over Options shall be "Alternative Options", as defined in the Option Plans and the Management Stock Agreements, (B) a resolution providing that no further shares of Class A Common Stock may be issued and sold pursuant to the Stock Purchase Plan and no further options to acquire shares of Class A Common Stock may be granted under the Stock Option Plan and (C) a resolution providing that there shall be no acceleration of the vesting schedule for the Branch Options in connection with the consummation of the transactions contemplated by this Agreement.

            (g) (i) All Non-Management Securityholders shall be Non-Management Participating Securityholders and (ii) and each Non-Management Participating Securityholder shall have delivered to the Company (A) certificates evidencing such Securityholder's Repurchased Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, if any, with all necessary stock transfer tax stamps attached thereto, if any, and cancelled, and (B) certificates meeting the requirements of Treasury Regulation ' 1.1445-2 to the effect that (x) such Securityholder is not a foreign person within the meaning of section 1445(b)(2) of the Code and the Treasury Regulations hereunder or (y) such Securityholder's interest in the Company is not a "United States real property interest" within the meaning of Section 897(c) of the Code and the Treasury regulations thereunder.

            (h) Each Management Securityholder shall have delivered to the Investor (i) certificates evidencing such Securityholder's Investor Purchased Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, if any, with all necessary stock transfer tax stamps attached thereto, if any, and cancelled, and (ii) certificates meeting the requirements of Treasury Regulation ' 1.1445-2 to the effect that (x) such Securityholder is not a foreign person within the meaning of section 1445(b)(2) of the Code and the Treasury Regulations hereunder or (y) such Securityholder's interest in the Company is not a "United States real property interest" within the meaning of
Section 897(c) of the Code and the Treasury regulations thereunder.

            (i) Since the Participating Securityholder Signing Date, there shall have been no material adverse change in the participation by Management Securityholders in the transactions contemplated by this Agreement, either in respect of the continued participation by Management Securityholders as Management Participating Securityholders or in respect of the aggregate number of the Participating Management Securityholders' Rolled Over Shares.

            7.2 Conditions to the Obligation of the Participating
Securityholders and the Company. The obligation of the Participating Securityholders and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Required Participating Securityholders and the Company on or prior to the Closing Date of each of the following conditions:

            (a) Each of the representations and warranties of the Investor contained in Article V shall be true, in the case of any representation or warranty that is qualified as to materiality, in all respects, and in the case of any representation or warranty that is not so qualified, in all material respects, in each case, when made and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date; each of the covenants and agreements of the Investor to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and the Participating Securityholders and the Company shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of the Investor.

            (b) There shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction preventing the consummation of the transactions contemplated hereby.

            (c) All corporate proceedings of the Investor in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Participating Securityholders and their counsel, and the Participating Securityholders and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            7.3 Conditions to the Obligations of All Parties. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Investor, the Company and the Required Participating Securityholders on or prior to the Closing Date of the following conditions:

            (a) Each party shall have duly filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") the notification and report form required under the HSR Act with respect to the consummation of the transactions contemplated hereby. The waiting period required by the HSR Act shall have expired or been terminated by the FTC and the Antitrust Division.

            (b) Either (i) an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) shall have been issued by the Director of Investigation and Research appointed under such Act to the effect that such Director is satisfied that he or she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of such Act with respect to the transactions contemplated by this Agreement, or (ii) the waiting period under section 123 of the Competition Act (Canada) shall have expired.

            (c) Subject to the provisions of Section 7.3(a) and (b), all consents, authorizations, clearances, orders and approvals of, and filings and registrations with, any federal, state or foreign Governmental Entity which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby shall have been obtained or made.

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            8.1 Survival of Representations and Warranties. (a) Except as set forth in Section 8.1(b), the representations and warranties and the covenants to be performed at or prior to Closing of the Participating Securityholders, the Company and the Investor contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing, and any and all breaches of such representations and warranties and covenants shall be deemed waived as of the

Closing.

            (b) Notwithstanding Section 8.1(a), (i) the representations and warranties of the Participating Securityholders contained in Sections 3.3 and
3.5 and the representations and warranties of the Participating Securityholders and the Company contained in Sections 4.1 and 4.2 shall survive the Closing without limitation as to time, and (ii) this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

                                   ARTICLE IX

                                   TERMINATION

            9.1 Termination. This Agreement may be terminated (or, in the case of clause (d) below, shall be terminated) at any time prior to the Closing Date:

            (a) By the written agreement of the Investor and the Required Participating Securityholders;

            (b) By the Required Participating Securityholders on the one hand or the Investor on the other hand by written notice to the other party after 5:00 p.m. New York City time on the date that is 74 days after the date of this Agreement (or such later date up to 84 days after the date of this Agreement as Fund IV may consent upon the request of the Investor, such consent not to be unreasonably withheld), if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the Required Participating Securityholders;

            (c) By either the Investor, on the one hand, or the Required Participating Securityholders, on the other hand, by written notice to the other party if:

            (i) the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 30 days following notice of such failure; or

            (ii) any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing;

            (d) At the expiration of the Participating Election Period unless
(i) Management Participating Securityholders hold Rolled Over Shares at least equal to the sum of (A) 51,181 and (B) the number equal to 75% of any New Shares issued pursuant to Section 1.4(c), or (ii) the Company, the Investor and Fund IV shall otherwise agree in writing; or

            (e) By the Required Participating Securityholders if the Investor shall have failed to comply with Section 6.14.

            9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as provided in Sections 6.5, Article X and this Section 9.2. Nothing in this Section 9.2 shall relieve any party of any liability for willful breach of this Agreement prior to the date of termination.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 Expenses. Except as otherwise specifically provided for in this Agreement, each party hereto shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

            10.2 Amendments to Schedules. Schedules 1.1 and 1.2 may be amended only as provided in Section 1.4. The Participating Securityholders and the Company may amend or supplement any other Schedule hereto (other than Schedule 6.1) by delivery of a written amendment or supplement thereto to the Investor at any time or from time to time prior to the fifth business day before the Closing, and any such amendment or supplement shall have the effect, subject to the provisos below, of modifying the representations and warranties of the Participating Securityholders and the Company made herein (and shall be deemed to modify any such representation or warranty not previously qualified as to exceptions contained in such Schedule to include such qualification), provided, however, that no such supplement or amendment shall be delivered unless (i) (A) such supplement or amendment is delivered because the information contained therein, in the Participating Securityholders' or

Company's judgment, is necessary to make such Schedule complete and was inadvertently omitted from the Schedule previously delivered or (B) such supplement or amendment is being delivered because the information contained therein results from events occurring subsequent to the date hereof and (ii) the information contained in any such supplement or amendment either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, provided, further, that, unless and until the Investor consents thereto (which consent will not be unreasonably withheld), the delivery of any such amendment or supplement by the Participating Securityholders or the Company shall not be deemed to be effective for purposes of Section 7.1 or 9.1 hereunder.

            10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

            (i) if to the Participating Securityholders,

                  Clayton, Dubilier & Rice, Inc.
                  As Attorney-in-Fact and Custodian
                  375 Park Avenue, 18th Floor
                  New York, New York 10152
                  Fax: (212) 407-5252
                  Telephone: (212) 407-5200
                  Attention: William A. Barbe

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Fax: (212) 909-6836
                  Telephone: (212) 909-6000
                  Attention: George E.B. Maguire, Esq.

            (ii) if to the Company,

                  CDW Holding Corporation
                  c/o WESCO Distribution, Inc.
                  Commerce Court
                  4 Station Square, Suite 700
                  Pittsburgh, PA 15219
                  Fax: (412) 454-2505
                  Telephone: (412) 454-2200
                  Attention: Jeffrey B. Kramp, Esq.

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Fax: (212) 909-6836
                  Telephone: (212) 909-6000
                  Attention: George E.B. Maguire, Esq.

            (iii) if to the Investor,

                  c/o The Cypress Group L.L.C.
                  65 East 55th Street, 19th Floor
                  New York, New York 10017
                  Fax: (212) 705-0199
                  Telephone: (212) 705-0150
                  Attention: James L. Singleton

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 455-2502
                  Telephone: (212) 455-2530
                  Attention: David B. Chapnick, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

            All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by personal delivery, overnight courier or certified or registered mail.

            10.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

            10.5 Assignment; Successors; Binding Effect. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that the Investor may assign, at least five days prior to the Closing, its entire interest in this Agreement, including the right to purchase the Newly Issued Shares and the Investor Purchased Shares, to any direct or indirect wholly-owned Subsidiary of the Investor pursuant to an assignment under which such assignee assumes and agrees to perform all of the obligations of the Investor hereunder; provided, that, notwithstanding any such assignment, the Investor shall remain liable to perform all obligations hereunder. This Agreement shall become effective and binding upon the execution and delivery of a counterpart hereof by each of the Company, the Investor and Fund IV and shall become binding on each Participating Securityholder other than Fund IV on the execution and delivery of a Securityholder Acceptance by such Securityholder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement.

            10.6 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by or on behalf of the Company, the Investor and the Required Participating Securityholders, provided that, notwithstanding the foregoing, no such amendment, modification, discharge or waiver shall be effective to change the number of any Participating Securityholder's Repurchased Shares, Investor Purchased Shares or Surrendered Option or the amount of any Participating Securityholder's Purchased Price for Repurchased Shares, Purchase Price for Investor Purchased Shares or Option Cancellation Amount without the written consent of such Participating Securityholder. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

            10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder), the Custody Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            10.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

            10.9 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

            10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        THOR ACQUISITIONS L.L.C.


                                        By /s/ JAMES L. SINGLETON
                                           ---------------------------
                                           Name:  James L. Singleton
                                           Title: Member

                                        CDW HOLDING CORPORATION


                                        By /s/ ROY W. HALEY
                                           ---------------------------
                                           Name:  Roy W. Haley
                                           Title: President and CEO

                                              Participating Securityholders
                                              (and as parties to the Amended
                                              and Restated Registration
                                              Rights Agreement):

                                              THE CLAYTON & DUBILIER PRIVATE
                                              EQUITY FUND IV LIMITED
                                              PARTNERSHIP

                                              By: Clayton & Dubilier
                                              Associates IV Limited
                                              Partnership, the General
                                              Partner


                                             By /s/ WILLIAM A. BARBE
                                                -----------------------------
                                           Name:  William A. Barbe
                                           Title: A General Partner

                                        For the Purposes of Accepting the
                                        Appointments Under Each Custody
                                        Agreement as such Custody Agreement
                                        is Deemed to be Executed and
                                        Delivered to Pursuant to
                                        Section 1.4(b):

                                        Accepted by
                                        WILLIAM A. BARBE,
                                         As Attorney-in-Fact


                                        /s/ WILLIAM A. BARBE
                                        ---------------------------

                                        Accepted by
                                        DONALD J. GOGEL,
                                        as Attorney-in-Fact


                                        /s/ DONALD J. GOGEL
                                        ---------------------------

                                        Accepted by
                                        JOSEPH L. RICE, III,
                                        as Attorney-in-Fact


                                        /s/ JOSEPH L. RICE, III
                                        ---------------------------

                                        Accepted on behalf of
                                        CLAYTON, DUBILIER & RICE, INC.,
                                        as Attorney-in-Fact


                                        By: /s/ WILLIAM A. BARBE
                                            -----------------------
                                             Name:  William A. Barbe
                                             Title: Vice President,
                                             Secretary and Treasurer

                                        Accepted on behalf of
                                        CLAYTON, DUBILIER & RICE, INC.,
                                        as the Custodian


                                        By: /s/ WILLIAM A. BARBE
                                            -----------------------
                                             Name:  William A. Barbe
                                             Title: Vice President,
                                             Secretary and Treasurer